Exhibit 99.1

FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES REPORTS ESTIMATED SECOND-QUARTER REVENUE ABOVE PREVIOUS GUIDANCE

Company experiencing stronger than expected global customer growth and accelerated digital adoption; second-quarter earnings release scheduled for Aug. 5

PROVO, Utah — July 1, 2020 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported it estimates revenue for the second quarter of 2020 to be approximately $603 to $608 million. The company previously forecasted second-quarter revenue of $520 to $550 million. The company will report its second-quarter results including earnings per share and provide a revised outlook for the full-year 2020 on Aug. 5.

“We are pleased to report that our expected revenue for the second quarter is well ahead of our previous guidance, driven by strong global customer growth with particular strength in the Americas and Europe,” said Ritch Wood, chief executive officer. “The trends we are seeing are a credit to the adaptability and hard work of our global sales force and the enduring value of our products. Nu Skin’s investments in technology and our commitment to enhancing the company’s digital capabilities have been a critical driver of performance and business continuity in the second quarter, with online transactions accounting for more than 80 percent of volume.”

Nu Skin Enterprises will release its full second-quarter results after the market closes on Wednesday, Aug. 5. The management team will host a conference call with the investment community later that same day at 5 p.m. ET. The webcast of the conference call, including the financial information presented, will be available on the investor relations page of the company’s website at ir.nuskin.com. A replay of the webcast will be available at the same location through Wednesday, Aug. 19.

About Nu Skin Enterprises, Inc.
Founded more than 35 years ago, Nu Skin Enterprises, Inc. (NSE) empowers innovative companies to change the world with sustainable solutions, opportunities, technologies and life-improving values. The company currently focuses its efforts around innovative consumer products, product manufacturing and controlled environment agriculture technology. The NSE family of companies includes Nu Skin, which develops and distributes a comprehensive line of premium-quality beauty and wellness solutions through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific; and Rhyz, our strategic investment arm that includes a collection of sustainable manufacturing and technology innovation companies. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskinenterprises.com.

Important Information Regarding Forward-Looking Statements: This release’s disclosures regarding estimated revenue for the second quarter of 2020 are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and they represent the Company’s current expectations and beliefs. The forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to differ materially from the forward-looking statements expressed herein, including completion of the Company’s close and review procedures, which may necessitate material adjustments to the preliminary estimates provided in this release, and other risks and uncertainties that are set forth in the documents the Company has filed with the Securities and Exchange Commission. The forward-looking statements set forth the Company’s beliefs as of the date that such information was first provided, and the Company assumes no duty to update the forward-looking statement contained in this report to reflect any change except as required by law.

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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com, (801) 345-3577